Bonds.com Group, Inc. 10-K

Exhibit 10.61

Date 7/8/2009

PORTIONS OF THIS EXHIBIT MARKED “[***]” HAVE BEEN OMITTED
PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934,
AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN
PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.

SOFTWARE LICENSE, HOSTING, JOINT MARKETING, AND SERVICES AGREEMENT

This Software License, Hosting, Joint Marketing, and Services Agreement (“Agreement”) is entered into as of July  8th, 2009 (the “Effective Date”) by and between InterDealer Securities, LLC and InterDealer Technologies, LLC a Delaware limited liability company with its principal place of business at 14 Wall Street, Suite 4D, New York, NY 10005 (collectively, “InterDealer”) and Bonds.com Group Inc., having a place of business at 1515 S. Federal Highway, Suite 212, Boca Raton, FL 33432 (“Bonds.com”).

WHEREAS, Bonds.com is an existing business, one of its subsidiaries operates an Internet-based trading service utilizing its own registered broker/dealer to match buyers and sellers of fixed income securities and other products on a website (BondStation, CD-Station, BondStation Pro and other registered domain names) made available to end users with the website connected to an order management system that accepts and executes live orders from institutions ; and,

WHEREAS, InterDealer is engaged in the business of trading systems product development, software programming, licensing, market development activities, support, and technology services in numerous asset classes and regions; and

WHEREAS, InterDealer operates the “CreditStation” service that enables firms such as Bonds.com to white-label their services branded in their own name on a website and on an advanced trading workstation in order to operate an electronic trading marketplace and to allow interaction with other marketplaces, exchanges, and institutions; and

WHEREAS, Bonds.com wishes to license InterDealer’s CreditStation software system and co-develop new features to operate an electronic marketplace for trading securities initially in the US and Latin America and eventually in other regions around the world, will provide enhanced services to its customers branded to its specifications (for example “BondStationPro”, etc.); and

WHEREAS, Bonds.com wishes to be able to offer access to its Bonds.com service to certain other firms who enter into a written agreement directly with Bonds.com to offer prices, liquidity, and other market information over workstations and websites branded under the names of these other firms (i.e. re-white label the platform); and,

WHEREAS, Bonds.com may wish to be able to offer prices, liquidity, and other information originating from other marketplaces on the CreditStation network that are focused on other asset classes, geographies, or market structures in order to provide additional trading capabilities to each of its customers; and,

WHEREAS, Bonds.com wishes to ensure that its operations are not disrupted through the intentional or unintentional action or inaction of a technology vendor; and,

WHEREAS, both parties seek to leverage the economies of scale and reduced time-to-market associated with operating a trading system network serving multiple asset classes, market structures, and business purposes, but requiring many of the same technology infrastructure, connections, and relationships with large dealer institutions; and,

WHEREAS, both parties wish to establish a business relationship that will incentivise each party to focus upon the growth of the overall Bonds.com business with InterDealer contributing significant resources in terms of technology, connectivity to major institutions, and relationships with major fixed income liquidity providers.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Certain Definitions

1.1         The term “BondStationPro” shall mean the trading system and related services offered by Bonds.com through the BondStationPro.com website and the professional trading workstation software provided by InterDealer and labeled as “BondStation Pro”.  Notwithstanding anything contained herein to the contrary all trademark, servicemark and other intellectual property rights associated with the marks “BondStation” and “BondStation Pro” shall reside with and vest in Bonds.com.

1.2         The term “Middleware” shall mean the software provided by InterDealer that accepts FIX connections from multiple sources and then redistributes the order inventory to both the BondStationPro system developed by Interdealer and the legacy Decision Software system (the “DSI Developed System”).

1.3         The term “BSP Software” shall mean all software components developed by InterDealer that are required to deliver the BondStationPro service, including, but not limited to the InterDealer Order Matching Engine, the Hub Server, the CreditStation Workstation Client, the CreditStation Trading System Website, the CreditStation Post Trade Straight Through Processing System(which will enable integration with various clearing/custody agents as well as third party trust, portfolio,analytics and risk management systems) and related utilities (such as a dynamic markup pricing matrix) that directly support the operation of BondStationPro.

1.4         The intermediary business comprising services provided through the BSP Software, the sales and training of users, the connected liquidity sources, the presentation of live prices to users, the execution of trades, the collection of commissions, and the overall related business activities of operating an intermediary utilizing the BondStationPro shall be referred to as the “Trading Center”.

2.           License

2.1         Grant.  Subject to the terms and conditions of this Agreement, InterDealer hereby grants to Bonds.com the following licenses:

2.1.1      A irrevocable, perpetual, non-exclusive, royalty-free (other than as expressly set forth herein), worldwide, and perpetual license to use the Middleware to aggregate, and redistribute FIX messages to multiple matching engines or order management systems (the “Middleware License”).

2.1.2      An irrevocable, perpetual, non-exclusive, royalty-free (other than as expressly set forth herein), worldwide license to access, create derivative works and use the source code of the Middleware (the “Middleware Source Code License”).

2.1.3      A non-exclusive, royalty-free (other then as expressly set forth herein), worldwide license to use the BSP Software to operate BondStationPro (the “BSP Software License”). Except as provided in Section 18.11, the BSP Software License shall be irrevocable and perpetual.

2.1.4      A non-exclusive, royalty-free (other then as expressly set forth herein), worldwide license to access, create derivative works and use the source code of the BSP Software and any and all other components and intellectual property comprising the BSP Software (the “BSP Software Source Code License”), for the sole purpose of operating BondStationPro in the event of: (i) a failure by InterDealer (as reasonably determined in good faith by Bonds.com) to maintain the operational capabilities of BondStationPro, (ii) an InterDealer Bankruptcy Event (as defined below), or (iii) a termination by Bonds.com for Lack of Revenue as defined in Section 18.3  For the purposes hereof, the term “InterDealer Bankruptcy Event” shall mean an occurrence where a bankruptcy is filed by or against InterDealer and is not withdrawn within forty-five (45) days, or if the InterDealer becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if a receiver is appointed for it or its business. Except as provided in Section 18.11, the BSP Software Source Code License shall be irrevocable and perpetual.

2.2         The licenses to use software as provided in Section 2.1.1 and 2.1.3 above shall be collectively referred to as the “System Licensed Software”.

2.3         Subject to Section, 23.10, all of the above licenses shall be non-transferable.

2.4         Authorized Users. Users and computers connecting via network service or APIs shall be assigned or may choose a unique identification name and password for access to the System Licensed Software (each a “User ID”).  Bonds.com shall be responsible for ensuring the security and confidentiality of all User IDs to the extent that Bonds.com controls the aforesaid access.  Each person, service, or administrator controlling automated services accessing the Licensed Services that is provided a User ID shall be referred to as an “Authorized User”.

2.5         Authorized Services and Privileges. Subject to the rules and restrictions of InterDealer, Bonds.com may authorize InterDealer to create User IDs for Authorized Users or Bonds.com may create User IDs directly using user configuration utilities supplied by InterDealer.  Customers of Bonds.com will only be granted executable privileges on BondStation Pro after they have executed (through signature or by on-screen authorization) an electronic trading. Bonds.com will promptly forward an electronic copy of each executed (via signature) customer sub-license by e-mail to InterDealer. All customer information provided by Bonds.com or accumulated through the operation of the Trading Center and not already in the possession of InterDealer, including all personally identifiable information contained therein shall be deemed confidential information belonging, as between the parties, to Bonds.com governed by the NDA (as defined below).  Any modifications to the customer sub-license agreement affecting InterDealer’s rights, obligations, limitations on liability or any other aspect related to InterDealer must be approved by InterDealer in writing prior to execution by Bonds.com.  The BSP Software shall enable designated Bonds.com staff to access an audit report of Authorized Users and Authorized Services at any time.

3.           Ownership and Cross-Licensing

3.1         The Trading Center shall be owned by Bonds.com, and all software developed by InterDealer shall be owned by InterDealer. In order to provide each entity with the appropriate level of freedom and rights regarding certain intellectual property, each party agrees to the following cross-licensing provisions:

3.2         Retained Ownership of Specifications. Bonds.com shall retain ownership of all specifications and requirements developed by Bonds.com and provided to InterDealer in writing to convey software enhancement requests. This shall specifically apply to specifications related to (a) BID/OFFER Request for Quote (also known as “RFQ”) enhancements and the associated trading rules including Bid or Offer Wanted lists, and (b) written specifications describing features to support issue underwriting applications including certain new website portal specifications to be provided by Bonds.com and developed by InterDealer for the benefit of the Trading Center.

3.3         Joint Development, No Claim Outside this Agreement. Each party agrees that the development and deployment of advanced software features that increase revenues and profits generated by the Trading Center are mutually beneficial to both parties. Furthermore, each party acknowledges that the other party has expert-level sophistication in the fixed income markets, sufficient access to trading system participants to discuss trading system requirements, and sufficient exposure to third party trading systems that are competitive in financial markets. Each party agrees that the terms and conditions of this agreement including but not limited to licensing, cross-licensing, confidential information, functional specifications, enhancements, and intellectual property indemnification shall govern all aspects of intellectual property rights for elements suggested or introduced by one party to be included in the System Licensed Software, or developed by a party for use within the operations of the Trading Center.

4.           Hosting and Administration

4.1         InterDealer shall be responsible for and bear all costs associated with the hosting, administration, data maintenance, data backup services, support and upgrading of; (a) BSP Software and Middleware; (b) facilities that enable access to the BSP Software.

4.2         Bonds.com shall be responsible for the provision and all costs associated with reasonable facilities required to operate the Middleware.

4.3         InterDealer shall be responsible for ensuring that the InterDealer software and systems required to operate the Trading Center remain available to Authorized Users who are able to connect to the InterDealer data center via the Internet or other connection in accordance with service levels customarily expected for professional financial trading systems and platforms.

4.4         InterDealer shall be responsible for supplying all necessary and appropriate hardware and Internet connectivity to ensure that the System Licensed Software is operating with the performance and accuracy levels described in the Service Level Agreement described in Exhibit C.

4.5         InterDealer shall provide assistance, specifications, training, and configuration services without any additional charge to enable Bonds.com to successfully maintain a backup facility to house the BSP Software and any components required to operate the Trading Center at Bonds.com’s backup facilities.  Bonds.com shall be responsible for supplying required hardware, connectivity, and third party software (e.g. operating systems and database licenses) required to operate the system at the.Bonds.com backup facilities.

5.           Sales Force, Liquidity Providers, Deal Management

5.1         Bonds.com shall be responsible and bare the expense of providing a sales staff to interact with end user customers of BondStationPro.

5.2         Bonds.com shall be responsible for adding liquidity providers to the system. InterDealer may assist Bonds.com in this process.  Bonds.com will retain ownership of all aforementioned relationships

5.3         Bonds.com shall be responsible for overseeing all trading activity.

5.4         Bonds.com shall be responsible for maintaining clearing relationship and a broker/dealer in good standing that is reasonably acceptable to the counterparties targeted by the Trading Center.

5.5         Bonds.com will be responsible for determining and maintaining all pricing/markup matrix protocols, however Bonds.com may not use the pricing/markup matrix protocols to divert revenues away from the Trading Center

6.           Bonds.com Restrictions

6.1         Bonds.com shall not use any BSP Software source code or Middleware source code except as provided explicitly in this Agreement. .

6.2         Bonds.com shall not make InterDealer source code available to any employee, contractor, or any other individual or entity unless they have entered into a written non-disclosure agreement. Bonds.com shall promptly notify InterDealer in writing of all individuals who have received or been granted access to the InterDealer source code.

6.3         Bonds.com shall maintain the security and restricted access to its data centers and other facilities so that InterDealer’s confidential information is protected at all times.

6.4         Bonds.com shall not sub-license the System Licensed Software except as permitted in this Agreement.

6.5         Bonds.com shall make no effort to divert trading activity that has originated from a user of BondStation Pro software into another Bonds.com business that is not part of the Trading Center.

7.           InterDealer Restrictions

7.1         Except for the benefit of the Trading Center, InterDealer shall not be permitted  to use (or attempt to use)  functions developed by InterDealer to upload lists of Bids Wanted in Competition or Offers Wanted in Competition within the context of any sales, technology development, business development and/or strategic partnership efforts relating to buy-side asset management firms, banks, trusts, credit unions, broker dealers, municipalities, insurance companies,  hedge funds or any electronic trading platforms operating in the United States for all asset classes provided via the BondStationPro, both at launch and at any point thereafter during the term of the Agreement.

7.2         InterDealer shall make no effort to divert trading activity originating from a user of BondStation Pro software away from the Trading Center.

7.3         InterDealer shall maintain the security and restricted access to its data centers and other facilities so that Bonds.com confidential information is protected at all times.

7.4         InterDealer shall not distribute or otherwise disseminate or share Bonds.com prices or liquidity to any other entity or third party unless expressly permitted by Bonds.com in writing.

7.5         During the Non-Compete Period, Interdealer will not license any software to any party listed in Exhibit E (“Bond E-Trading Competitors”) or allow its software to be licensed for the purpose of trading or brokering in fixed income debt instruments to such Bond E-Trading Competitors without the express written consent of Bonds.com.  The “Non-Compete Period” shall be the period commencing on the Effective Date and continuing until the later of (a) twelve (12) months after the Effective Date, and (b) the end of any month after the first twelve months of this Agreement where the aggregate License Fees during the preceding three month period actually paid to InterDealer are less than $300,000. Exhibit E can be amended periodically subject to mutual consent.

8.           Liquidity Providers

8.1         InterDealer shall not make use of any FIX session that supplies liquidity to the Trading Center for any other purpose than for the benefit of the Trading Center.

8.2         If InterDealer’s circuits are initially used to provide connectivity between the MiddleWare and a liquidity provider via FIX session (or equivalent API), then InterDealer will cooperate with any request by Bonds.com to transition such connection to a circuit hosted by Bonds.com.

9.           **Confidentiality of this Agreement

9.1         Neither Bonds.com nor InterDealer shall publicly disclose Sections of this Agreement marked with the symbol “**” without the express written consent of the counter party.  Both parties acknowledge that these Sections contain highly sensitive information that would be damaging to either party if disclosed to third parties. Both parties accept that when asked by regulators or other governing bodies that this is not a violation of these clauses. InterDealer acknowledges and agrees that Bonds.com is a publicly reporting company and as such may be required to publicly disclose the details and/or a copy of this Agreement pursuant to regulations and rules governing publicly reporting companies. Any such disclosure shall not be deemed a breach of violation of the foregoing provision.

9.2         Subject to the above paragraph, Bonds.com shall only disclose the portions of this Agreement that are required, in the reasonable determination of Bonds.com’s legal counsel, as a result of Bonds.com status as a publicly traded company.

10.         License Fees

10.1        Bonds.com shall pay Software License Fees as defined in Exhibit B and according to the procedures described therein.

10.2        Bonds.com shall ensure that InterDealer is able to access true and reliable records of all commissions charged and received on BondStationPro.  Bonds.com shall enter and record all trades, orders, and commissions for all BondStationPro trades into the BondStationPro system.

10.3        Upon written request by InterDealer, Bonds.com shall promptly make available all revenue, expense, and accounting records and agreements that are required to calculate the License Fees.

10.4        Bonds.com shall be responsible for ensuring that the License Fee calculation is correct.

10.5        InterDealer shall provide an automated daily report reflecting estimated commissions and the revenue component of the License Fee calculation. Bonds.com shall review this report no less than once per month to verify that the revenue component calculation is true, complete, and accurate. Bonds.com shall supply InterDealer with a copy of all commission reports reflecting BondStationPro activity as produced by all Bonds.com clearers at the end of each month.

11.         Training.  InterDealer shall provide training to Bonds.com’s employees, managers as necessary to ensure that Bonds.com is able to properly view trading activity, train users, and supervise the activity of the Trading Center.

12.         **Source Code. Within thirty (30) calendar days of updating the BSP Software and/or the Middleware and only for such upgrades occurring during the term of this Agreement, InterDealer shall provide Bonds.com with an up-to-date copy of the source code of the BSP Software and the Middleware. Bonds.com may, at its own expense, use the software verification services of Iron Mountain or another service acceptable to InterDealer to verify that InterDealer has provided all necessary source code required to compile the components of the BSP Software and the Middleware.

13.         Functional Specifications and Enhancements.

13.1        Initial Specifications. InterDealer shall deliver System Licensed Software containing the features listed in Exhibit A under “Functional Specifications” according to the schedule described therein. Initial deliverables shall be delivered within 30 days of this signed agreement.

13.2        Enhancements. On an ongoing basis, InterDealer shall devote substantial resources to improving all versions of the System Licensed Software in order to enhance the revenues and profits of the Trading Center. Bonds.com shall maintain an “Enhancement Priority List” of desired features to be added to the System Licensed Software. InterDealer will provide a separate environment (the “QA Environment”) for testing and review of new features by Bonds.com prior to deployment. InterDealer shall make best efforts to provide upgrades to the System Licensed Software containing enhanced features every two to four months.

13.3        Costs and Charges for Software Enhance-ments. InterDealer shall bear all costs incurred by InterDealer associated with InterDealer’s efforts to develop software benefiting the Trading Center.

14.         Integration With Liquidity Sources

14.1        InterDealer and Bonds.com shall each make commercially reasonable efforts to encourage third party institutions acceptable to Bonds.com to supply additional liquidity to the Bonds.com Trading Center.

14.2        InterDealer will accept a FIX connection from all parties requested by Bonds.com to connect to the Trading Center.

14.3        InterDealer shall also make commercially reasonable efforts as requested by Bonds.com to accommodate alternative API formats in order to provide additional liquidity to the Bonds.com Trading Center

14.4        InterDealer shall not charge Bonds.com or third parties for integration of third party liquidity sources.

15.         Real-Time and Delayed TRACE Information

15.1        InterDealer shall make available a real-time TRACE feed to Bonds.com Authorized Users that are designated “TRACE Real-Time Users”.

15.2        Bonds.com shall reimburse InterDealer for fifty percent (50%) of all fees payable to Finra for the per-user license fees (currently $60 per user per month) of each TRACE Real-Time User that are not reimbursed by a third party.

15.3        InterDealer shall also make available certain summary and delayed information to all Bonds.com Authorized Users. InterDealer shall also make certain TRACE summarized and delayed data available to visitors of the Bonds.com website. This data shall be delivered at no additional charge or markup by InterDealer.

15.4        InterDealer’s provision of any TRACE data shall be subject to the terms of InterDealer’s license with Finra regarding TRACE BTDS data.

15.5        InterDealer shall make commercially reasonable efforts to obtain similar data for municipal transactions from the MSRB, and all unreimbursed per-user costs associated with MSRB data shall be shared 50%/50% between InterDealer and Bonds.com.

16.         Trading Rules and Trading Protocols

16.1        All Trading Rules and Trading Protocols embodied within the System Licensed Software are subject to the mutual consent and control of both parties.

16.2        Bonds.com reserves the right to deny connectivity or display of any price to any third party. Bonds.com may terminate a trading relationship with any party at any time for any reason.

16.3        Bonds.com will have sole authority in controlling any risk limits granted to any trading counterparty.

17.         Warranties; Limitations.

17.1        Bonds.com Warranty.  Bonds.com represents and warrants that (a) all necessary proceedings have been taken to authorize the transactions contemplated by this Agreement; and (b) Bonds.com will maintain a broker/dealer in good standing with Finra and adequate capabilities to clear fixed income transactions.

17.2        InterDealer Warranty. InterDealer represents and warrants that (i) all necessary corporate proceedings have been taken to authorize the transactions contemplated by this Agreement, (ii) it is the owner or an authorized licensee of the System Licensed Software including all intellectual property rights therein, under U.S. copyright, patent, trademark, trade secret, and other applicable U.S. law, and such intellectual property licensed to Bonds.com hereunder does not infringe, conflict or otherwise violate the intellectual property rights of any third party (iii) no additional software, source code or programming (owned by InterDealer or a third party) is required or necessary to operate Bond Station Pro other than the necessary third party software as designated in Exhibit D (“Necessary Third Party Items”)

17.3        DISCLAIMER.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THE SYSTEM LICENSED SOFTWARE OR SERVICES FURNISHED BY EITHER PARTY HEREUNDER. EXCEPT AS PROVIDED IN THIS AGREEMENT, INTERDEALER DOES NOT WARRANT THAT BONDS.COM’S USE OF THE LICENSED SOFTWARE SHALL BE UNINTERRUPTED OR ERROR-FREE.  OTHER THAN WITH RESPECT TO INTENTIONAL MISCONDUCT OR FRAUD, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, LOST DATA, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

18.         Term; Termination.

Term.  This Agreement shall commence as of the Effective Date and shall remain in effect until terminated as provided herein.

18.1        Termination by Mutual Agreement. This Agreement may be terminated by mutual agreement of both parties upon execution written agreement by both parties setting forth the terms, conditions, and timeline for wind-down and termination.

18.2        Termination Based Upon a Wind-up Event. This Agreement may be terminated immediately by either party if the other party makes an assignment for the benefit of creditors, or a trustee, receiver or similar official is appointed to conduct its business or affairs, or if any proceeding under any bankruptcy, reorganization, dissolution or liquidation law or statute is filed or commenced by or against it which is not vacated, dismissed or discharged for  period of  45 days.

18.3        Termination Based Upon Lack of Revenues. Either party may terminate this Agreement upon ninety (90) days notice if the sum of License Fees paid or payable to InterDealer under this Agreement in any twelve (12) consecutive month period following the first anniversary of the Effective Date and immediately preceding the date of the delivery of the notice of termination is less than $100,000. A termination for this reason shall be refered to as a “Termination Due to Lack of Revenues”.

18.4        Termination by Bonds.com Based Upon an Untenable Level of System Outages. Bonds.com may terminate this Agreement upon ninety (90) days written notice to InterDealer if such notice is delivered within a ninety (90) day period following an occurrence of an Untenable Level of System Outages as defined below.

18.5        An “Untenable Level of System Outages”  defined as a condition where after the launch of the Trading Center and only when the total commissions from the Trading Center prior to splitting 50/50 between Bonds.com and InterDealer for the previous 3 month period are below $1,500,000, the BondStationPro service is completely inoperable or the BondStationPro electronic trade execution services are unavailable to one third or more of BondStationPro users due to a system outage (but not for the reasons of Force Majeure as defined in this Agreement) occurs for: (i) more than a total of twenty (20) hours in any one month period, (ii) more than 5 hours per day during two  consecutive business days during the business hours of 8:00 AM to 6:00 PM Eastern time on Monday through Friday excluding holidays as defined by the US Bond Markets Association holiday calendar (“Trading Hours”) or (iii) more than an aggregate of 50 Trading Hours during any six month period.

18.6        Termination by InterDealer Based Upon a Significant Failure to Pay License Fees. InterDealer may terminate this Agreement upon ninety (90) days written notice to Bonds.com if such notice is delivered within a ninety (90) day period following an occurrence of a Significant Failure to Pay License Fees as defined below.

18.7        A “Significant Failure to Pay License Fees” is defined as a condition where Bonds.com does not pay the License Fees within sixty (60) days of the date that payment is due; or Bonds.com makes a material misrepresentation or omission in the calculation of License Fees during a single month exceeding one hundred thousand dollars ($100,000) in aggregate.

18.8        Wind-down Period. Upon notice of Termination Based Upon Lack of Revenues or Termination Based Upon an Untenable Level of System Outages, but excluding a Termination Based Upon a Significant Failure to Pay License Fees), a period shall commence (the “Wind-down Period”) whereby InterDealer shall provide further specifications, configuration services, and training to enable Bonds.com or a replacement vendor to successfully transition the activities of the Trading Center to an alternate data center (such as the Bonds.com Backup Data Center) and platform. InterDealer shall make its top two most senior technicians available for providing these services.  The Wind-down Period shall continue until the latter of; (a) the end of the ninety (90) day notice period; (b) the successful transition of operation of the business activities to an alternate hosting facility for the platform not provided by InterDealer with such transition occurring in three hundred sixty five (365) calendar days or less.

18.9        This Agreement shall not terminate prior to the conclusion of any Wind-down Period.

18.10      Effect of Termination Based Upon an Untenable Level of System Outages. Following the termination of this Agreement as the result of a Termination Based Upon an Untenable Level of System Outages, (a) no further License fees shall accrue after the termination date, (b) Bonds.com shall pay all outstanding License Fees payable to InterDealer within ten (10) days following the termination date, and (c) Bonds.com may use all source code, BSP Software, and Middleware provided by InterDealer to operate any Bonds.com brokerage or trading business in perpetuity without regard to the definition of the Trading Center.

18.11      Effect of Termination Based Upon a Significant Failure to Pay License Fees. Following termination of this Agreement as the result of a Termination Based Upon a Significant Failure to Pay License Fees, (a) the BSP Software License and the BSP Software Source Code License shall terminate and Bonds.com shall have no further right to use or access the BSP Software or the source code of the BSP Software, however it will retain a perpetual right to use the Middleware and access the Middleware source code under the irrevocable, perpetual Middleware License and the Middleware Source Code License, (b) Bonds.com shall return or destroy all copies of BSP Software source code and the BSP Software (but not Middleware source code or the Middleware) provided by InterDealer, and (c) Bonds.com shall pay all amounts owed to InterDealer within ten (10) business days of the date of termination.

18.12      Survival. Termination shall not affect obligations that accrued prior to the effective date of termination.  The obligations of the parties under Sections 2.1 – 2.5, 3.1, 3.2, 3.3,5.3, 6.2, 6.3, 6.46, 7.3, 7.4, 0.2, 9, , 10.3, , 12,  12, 15.4, 17, 18,  19, 20, 21, 22, and 23 shall survive the termination of this Agreement.

19.         Proprietary Rights and Information.  Bonds.com acknowledges InterDealer’s proprietary rights in the System Licensed Software and shall use its best efforts to protect and defend the proprietary nature of the System Licensed Software.  Except as permitted in this Agreement, InterDealer retains all rights not expressly granted.

Other then as explicitly licensed or otherwise permitted hereunder, Bonds.com shall not disassemble, decompile, reverse engineer, modify, transcribe, translate, sell, lease, or otherwise transfer or distribute any of the System Licensed Software, in whole or in part, without prior authorization in writing from InterDealer.  Title to all System Licensed Software shall at all times remain solely with InterDealer.  In the event of any breach of this Section 19, Bonds.com agrees that InterDealer would suffer irreparable harm and shall therefore be entitled to obtain injunctive relief against Bonds.com.

20.         Confidential Information.

20.1        Both parties agree to continue to be bound by the mutual non-disclosure agreement executed between both parties on or about May 12th, 2009 (the “NDA”).

21.         Indemnification.

21.1        InterDealer shall indemnify and hold harmless Bonds.com from and against any claims, actions, demands or attorney fees incurred by Bonds.com resulting from: (a) alleged or actual infringement by the System Licensed Software of any U.S. patent, trademark, copyright, or other U.S. intellectual property right of any third party.  The foregoing indemnity is conditioned upon prompt notice of any claim, action, or demand for which indemnity is claimed. Bonds.com shall permit InterDealer to control the defense and settlement of any such claim, action, or demand, and Bonds.com shall reasonably cooperate with InterDealer in such defense.

21.2        Notwithstanding anything to the contrary in this Agreement, the indemnifications of this section shall not apply to use of the System Licensed Software or any source code provided by InterDealer for any other purpose other than in conjunction with the Trading Center during the term of the Agreement.

22.         Disputes.

22.1        Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration held in New York City, New York in accordance with the rules of the American Arbitration Association then in effect by three (3) persons selected from a list of qualified arbitrators of commercial matters provided by the AAA office in New York City, New York. In connection with such arbitration, the following rules shall also apply: (i) any party shall have the right to have counsel represent it at the arbitration hearing and in pre-arbitration proceedings; (ii) all parties shall be permitted to conduct discovery in accordance with the Federal Rules of Civil Procedure; (iii) the arbitrators shall have the authority to resolve any discovery disputes and to invoke an action to cease further discovery; (iv) each party to any arbitration proceedings shall have the right to have a written transcript made of the arbitration proceedings; (v) each party shall have the right to file post-arbitration briefs, which shall be considered by the arbitrators; and (vi) each party shall bear its own costs and expenses and attorneys’ fees in connection with such arbitration.  Notwithstanding the foregoing, either party may seek injunctive relief with respect to any controversy or claim arising out of or relating to any provisions of this Agreement in any court of competent jurisdiction.

23.         Miscellaneous.

23.1        No Agency.  The parties hereto are independent contractors and nothing in this Agreement shall create or imply any agency relationship between the parties, nor shall the Agreement be deemed to constitute a joint venture or partnership between the parties.  Neither party shall have authority to bind or otherwise obligate the other in any manner whatsoever.

23.2        Notice.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective when delivered in person or by courier or when deposited with a recognized express delivery service, return receipt requested, postage prepaid, and addressed to the party at the address noted above, unless by such notice a different address shall have been designated in writing.

23.3        No Waiver.  Neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

23.4        Severability.  If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

23.5        Force Majeure.  Neither party shall be in default if failure to perform any obligation hereunder (other than payment) is caused solely by supervening conditions beyond that party’s control, including acts of God, civil commotions, strikes, labor disputes, data center and telecommunications failures and governmental demands or requirements (with such supervening conditions defined as “Force Majeure”) provided that such Force Majeure does not last for more than 60 days..

23.6        Compliance With Law.  Each party shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

23.7        Governing Law.  This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York.

23.8        Entire Agreement.  This Agreement (including the attached Exhibits) and the NDA is the complete agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings.  EFFECT OF BANKRUPTCY. The parties hereto expressly intend that Bonds.com, as a licensee of InterDealer’s intellectual property, shall be afforded all of the protections afforded to a licensee under Section 365(n) of the Bankruptcy Code (the “Code”) so that the Trustee or Debtor in Possession, as defined in the Code, will not interfere with Bonds.com's rights to the source code and intellectual property as provided in this Agreement, as set forth in Section 365(n) of the Code. In the event of the bankruptcy of InterDealer Bonds.com shall be deemed to be the debtor/licensor under Section 365(n) of the Code; Bonds.com shall be deemed to be the licensee under Section 365(n) of the Code; the Agreement and license of the software and source code of InterDealer hereunder shall be deemed to be an executory contract under Section 365(n) of the Code; the software and source code of Interdealer shall be deemed to be intellectual property under Section 365(n) of the Code; and the media containing such software and source code delivered hereunder shall be deemed to be the embodiment of the Source Code under Section 365(n) of the Code.

23.9        Amendments.  No terms or provisions of this Agreement may be varied, extended or modified, except by a written instrument specifically referring to this Agreement.

23.10      This Agreement shall be assignable without consent from either party and shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

23.11      Counterparts.  This Agreement may be signed by the parties in separate counterparts which, after each counterpart is duly delivered to the other party, shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, each acting with proper authority, have executed this Agreement as of the Effective Date.

InterDealer Securities, LLC		Bonds.com Group, Inc.

By:	/s/ Daniel A. White	By:	/s/ John J. Barry IV
Name:	Dan White	Name:	John J. Barry IV
Title:	CEO	Title:	Chairman, CEO
Date:	July 8, 2009	Date:	July 8, 2009

Date 7/8/2009

**EXHIBIT A

**FUNCTIONAL SPECIFICATIONS

1.	BondStation Pro

BondStation Pro is a comprehensive trading application targeting professional institutional traders and brokers. The system features real-time price updates, bid/offer/hit/lift trading, and fixed-income style trading workup rules. The system displays a consolidated view of live prices filtered from thousands of possible security definitions.  The screenshot below shows an example BondStation Pro screen:

BondStation - Dan White: Account: SIG: Bill Smith
BONDSTATION
Cancel All
Customize
Prices
Show Live
Recent Activity
Recent Trace
Columns
Show Blotter
Show Size
Show Accounts
Adv>>
Page Setup
Preferences
Find
Resubmit
Chart
Issuer Maturit Size Bid Offer Size
Advertising
Aerospace/Defense
LMT 8.2 12/09 10 100.00
GD 4.5 8/10 35 95.00
Agriculture
Airlines
Apparel
Auto Manufacturers
GM 7.7 4/16 100 6.00
Auto Parts&Equipment
Banks
GMAC 8.875 6/10 3 40.00
6 4/11 61.00 42
0 12/12 11 19.06 30.00 20
0 6/15 2 12.50 32.00 25
GS 6.65 5/09 55 99.50 100.38 5
7.8 1/10 105.00 5
Beverages
Biotechnology
Building Materials
Chemicals
DD 4.125 4/10 35 97.50
DOW 6.85 8/13 10 75.00
PPG 7.05 8/09 25 99.00
Closed-end Funds
Coal
Commercial Services
Computers
IBM 4.375 6/09 35 93.00
4.25 9/09 35 95.25
4.95 3/11 35 90.00
Computers (cont'd)
IBM 7.5 6/13 2 99.00
7 10/25 10 95.00
6.22 8/27 10 88.00
6.5 1/28 10 86.00
Cosmetics/Personal Care
Distribution/Wholesale
Diversified Finan Serv
BAC 8.278 12/26 3 30.00
GE 7.5 8/35 5 60.00
HSBC 6.75 5/11 100.00 30
NRUC 5.7 1/10 10 100.00
SLMA 0 5/14 5 53.00 63.00 5
Electric
DUK 6.45 10/32 10 77.00
EIX 7.625 1/10 10 100.00
NI 7.875 11/10 101.00 25
NST 8 2/10 10 100.00
PEG 8 6/37 5 103.00
5 7/37 3 84.00
PGN 6.75 2/28 25 82.00
POR 7.875 3/10 10 100.00
Electrical Compo&Equip
Electronics
Energy-Alternate Sources
Engineering&Construction
Entertainment
Environmental Control
Food
HSY 8.8 2/21 10 99.00
7.2 8/27 10 88.00
Food (cont'd)
K 6.6 4/11 35 100.00
KFT 4.125 11/09 35 99.00
5.625 11/11 35 92.00
KR 8.05 2/10 10 100.00
TSN 7.95 2/10 10 100.00
Food Service
Forest Products&Paper
IP 5.125 11/12 15 77.00 97.00 50
Gas
NGGLN 8 11/30 10 92.00
5.875 4/33 10 70.00
5.803 4/35 10 70.00
SRE 7.95 3/10 10 100.00
Hand/Machine Tools
Healthcare-Products
JNJ 6.73 11/23 10 95.00
6.95 9/29 10 85.00
Healthcare-Services
Holding Companies-Divers
KSU 13 12/13 10 99.00
LUK 7 8/13 100.00 10
7.75 8/13 2 80.00
Home Builders
HOV 7.75 5/13 100 28.00 42.00 1000
LEN 5.125 10/10 100 86.00
Home Furnishings
Household Products/Wares
FO 5.125 1/11 35 98.00 102.00 50
8.625 11/21 10 89.00 124.00 95
6.625 7/28 107.00 65
Household Products/Wares (cont'd)
KMB 6.125 8/17 25 98.00
6.25 7/18 10 86.00
6.375 1/28 10 80.00
Housewares
NWL 4.625 12/09 10 98.75
Insurance
HIG 7.3 11/15 105.00 30
Internet
Investment Companies
Iron/Steel
Leisure Time
Lodging
Machinery-Constr&Mining
Machinery-Diversified
Media
MNI 7.125 6/11 21.00 117
Metal Fabricate/Hardware
Mining
Miscellaneous Manufactur
EK 7.25 11/13 100 57.00
HON 0 8/09 50 98.50
Multi-National
IBRD 0 8/09 35 90.00
0 2/10 35 85.00
0 2/10 35 85.00
0 8/10 35 85.00
0 2/11 35 75.00
0 2/11 35 75.00
0 8/11 36 75.00
0 2/12 35 70.00
Multi-National (cont'd)
IBRD 0 2/12 35 70.00
0 8/12 35 70.00
0 2/13 35 65.00
0 2/13 35 65.00
0 8/13 35 65.00
Nuveen ETF Connect
Office Furnishings
Office/Business Equip
Oil&Gas
Oil&Gas Services
Packaging&Containers
Pharmaceuticals
Pipelines
CNP 6 3/12 25 95.00
Real Estate
REITS
Retail
HD 3.75 9/09 35 99.50
4.625 8/10 35 98.00 103.00 32
5.2 3/11 35 98.50
5.25 12/13 35 80.00 104.00 140
MCD 8.875 4/11 2 100.00
SKS 7.5 12/10 92.00 10
Savings&Loans
Semiconductors
Software
Sovereign
TVA 8.25 4/42 10 102.00
Storage/Warehousing
Telecommunications
GMAC 0 12/12 -- GMAC LLC (36186CAD5)
Frequent
All Users/Accts
Destinations
Search:
clr
BondStation: pcostello01 nw
BondStation: pscheideler01 nw
BondStation: Scott Collins
BondStation: Trace Submitter
SCREENS: Default Screen for Traders
SIG: Bill Smith
TRACE: TRACE
Order History
Statistics
Make Markets
Filter
15:22 MS Trades Down @ 20.13
13:10 MS Trades Down @ 20.13
10:52 BondSta 17.13
08:43 GS 20.13
06:34 TRACE Trades Down @ 20.13
04:28 21.13
02:01 BondSta 17.13
16-May-09 23:55 MS 20.13
Hit
Stop
Override
Err
Lift
Depth
Number Line
11 19.06 30.00 20
10 19.05 48.50 5
5 18.01
25 16.50
BBG:
CDSH
CDSW
ALLQ
CH
CHDV
HELP
Activity
Today's Trades
My Trades
NoPo DealTime Security Amount Rate Trade
23-Jan BAC 4.75 13 5 95.00
19-Jan COL 4.75 13 5 78.00
16-Jan GD 3 08 5 102.00
16-Jan BAC 7 YR 5 350
15-Oct BA 7.25 25 5 140.00
15-Oct BA 6.1 11 2 102.00
16:18:30 / 14,680,976 NC
Connected
192.168.8.1/nycsql02:49700
Banks: GMAC 0 12/12
76 0 / 191 0-0-7

Minimum Feature Set (Due within 30 days of Effective Date)

1.	[***]
2.	[***]
3.	Order History
4.	Broker Workstation for Bonds.com staff
5.	Trader Workstation for Bonds.com customers
6.	[***]
7.	Trade Blotter
8.	Customer / Branch User List Setup and Entitlement
9.	[***]
10.	[***]
11.	[***]

12.	[***]
13.	Display of Terms and Conditions
14.	Filter/Search capabilities similar to BondStation website
15.	Display of All security data fields presented on BondStation website
16.	Account entitlement capabilities
17.	Risk Limits
18.	Positions
19.	Import/Export Positions
20.	Trader Preferences
21.	Full Order Management
22.	Configurable Trading Rules
23.	Activity Monitors for Bonds.com Management
24.	Revenue Reporting
25.	Commission Handling

Targeted Within Two Months After Effective Date

1.	[***]
2.	[***]
3.	[***]
4.	Continuous Portfolio Trading as an improvement to BWIC/OWIC list trading.
5.	Support for all Bonds.com asset classes

Targeted Within Four Months After Effective Date

1.	[***]
2.	Enhanced Filters and Searching for Municipal Bonds
3.	Insurance Details and Criteria for Search for Municipal Bonds
4.	[***]
5.	[***]
6.	[***]
7.	[***]

2.	BondStationPro (Website)

Targeted Within Three Months After Effective Date

1.	Executable BondStationPro Website with display of offerings, bids, etc.
2.	Delayed TRACE Information
3.	List Trading via Website

Targeted Within Three Months After Effective Date

1.	AJAX real-time Price Updates
2.	Charting from TRACE Data

EXHIBIT B

I. LICENSE FEES

1.	Shared Expenses:

“Shared Expenses” shall include the following items that are a direct expense (or loss) directly associated with BondStationPro:
a)	Clearing charges incurred by Bonds.com (as charged by Bonds.com’s clearer).
b)	Sales commission compensation payable to registered rep independent agents (i.e. Bonds.com sales staff and John Holman) as determined in advance by mutual agreement between Bonds.com and InterDealer.
c)	Other costs associated with operation of the Trading Center and incurred by Bonds.com as agreed in writing by both parties.
d)	Losses due to the direct result of fails, “DKs” (i.e. a customer denies knowledge of a trade), cancelled trades, trade errors, and other trading losses.
e)	Losses due to technology failure (code, connections, hardware, calculations, etc).
f)	Any expenses to purchase third party licenses required to accommodate integration of an outside liquidity source API formats shall be equally shared by both parties.

2.	License Fee:

A.
Calculation of Revenue Share.  In consideration of the license granted to Bonds.com under this Agreement and after deducting Shared Expenses payable in the given month, Bonds.com shall pay to InterDealer on a calendar monthly basis during the term an amount equal to the values of a percentage of the sum of A) all Principal Broker Commissions and B) all Name-Give-Up Commissions of all transactions collected in a given month (collectively “Commissions”) for transactions occurring on BondStationPro.

The percentage payable to InterDealer in a given month shall be fifty percent (50%) of all Commissions generated on BondStationPro .

“Principal Broker Commissions” for a single cleared trade means the sum of a) the absolute value of the difference between the traded price of the bond, security, future, stock, or financial instrument multiplied by the notional amount and the Marked Price multiplied by the notional amount, and b) any fees, payment for order flow, or soft dollar benefit received by a liquidity provider or broker/dealer associated with execution of the trade. The “Marked Price” is the price reported to the clearing entity that has been marked up (in the event the Bonds.com’s customer executes a buy transaction) or marked down (in the event that the Bonds.com’s customer executes a sell transaction). The total revenues associated with a riskless principal transaction shall be included in the Principal Broker Commissions.

“Name-Give-Up Commissions” for a non-cleared single trade means all fees and other amounts actually received by Bonds.com from Bonds.com’s customers in exchange for serving as broker to the trade or by providing access or execution via screens or the order matching engine provided by InterDealer.  A deposit or credit to any bank account, clearing account, margin account, or other account held in the name of Bonds.com shall constitute receipt of a payment by Bonds.com.

B.
For any transactions between two Bonds.com customers where one customer is a BondStation Pro user, and the other customer is a user of the legacy Decision Software System, the  total commissions received by Bonds.com from both parties shall be combined and then split such that 50% of the commissions shall be allocated to the BondStation Pro Commission revenue as defined above and 50% shall be allocated to non-BondStation Pro commissions that fall outside of the Trading Center. Thereby, Interdealer shall only be entitled to 25% of the total commissions received by Bonds.com from both parties.

C.
Payment and Reporting.  Bonds.com shall pay InterDealer Securities, LLC the License Fee with respect to trades occurring in any given month during the term by wire transfer within thirty days (30) following the end of such calendar month.  Upon mutual written agreement between both parties, the License Fee payable may defer certain portions of the License Fee to a later date due to contingent factors affecting the final License Fee calculation. Both parties shall make provisions for any such deferred payments or subsequent adjustments through written agreement which will specify the portion of the funds affected and what adjustments are to be made in future payments.

D.
Revenue Records.   Bonds.com shall keep complete, true and accurate financial records sufficient for calculating the License Fee (the “Records”). Bonds.com shall maintain Records for at least three (3) years following the end of the calendar year to which they pertain.  Bonds.com will provide InterDealer with access to the Records within 30 days  upon notice to Bonds.com.

E.
Exchange Rate.  All License Fees shall be paid in United States dollars.  For the purpose of computing License Fees payable on Gross Revenues other than United States Dollars, Gross Revenues in foreign currencies shall be converted into United States dollars at that end of the calendar month in which such amounts were received at the New York foreign exchange mid-range rates published by the Wall Street Journal on the final business day of such calendar month.

3.	Non-Shared Revenue.

The parties acknowledge and agree that InterDealer shall not be entitled to any commission, revenue share or other consideration as a result of any trades where both counterparties are not users of BondStationPro.

EXHIBIT C

SERVICE LEVEL AGREEMENT

Overview

This Service Level Agreement defines target service levels for technical support services, bug fixes, testing, and minor enhancements related to the System Licensed Software under the SOFTWARE LICENSE, HOSTING, JOINT MARKETING, AND SERVICES AGREEMENT (“Agreement”) between InterDealer and Bonds.com.

Objectives

▪
To provide an operating environment and support services for the System Licensed Software that enables the delivery of high performance, low-latency, reliable, and uninterrupted trading and other services to support the Bonds.com Trading Center

▪
To withstand outages of any single hardware or network circuit component failure and continue operation without interruption or only momentary interruption (i.e. less than 15 minutes) if necessary to transition to backup components

▪	To respond quickly to (i.e. 15 minutes or less) to Bonds.com complaints or requests for assistance
▪	To continuously maintain high security standards that prevent unauthorized access to the trading system or any system component
▪	To respond quickly and work in close professional cooperation with all other information technology, security, and support staff of Bonds.com and Bonds.com’s customers
▪
To continuously monitor the performance, operation, data integrity, and overall health of the System Licensed Software and all components of the Operating Environment to attempt to detect potential operational issues prior to detection by Bonds.com or Bonds.com’s customers

▪	To notify and provide timely updates to Bonds.com regarding the resolution of complaints, trouble tickets, component failures, configuration changes, and outages
▪	To deliver adequate capacity required to support growth of Bonds.com’s intermediary businesses
▪	To be able to quickly restore services and maintain certainty of data retention under extraordinary circumstances such as terrorism, explosion, or other disaster
▪	To limit configuration changes to be only performed off-hours unless absolutely necessary
▪	To work without interruption using highly skilled, professional, and knowledgeable staff to resolve critical complaints as rapidly as possible

Operating Environment

InterDealer will provide and operate facilities, equipment, circuits, and other items (hereinafter the “Operating Environment”) necessary to enable Authorized Users of Bonds.com and Bonds.com’s customers to access the trading and other services provided within the System Licensed Software.  This Operating Environment will include at a minimum:

▪	Co-location facilities in the New York metropolitan areas with rapid hands-on hardware support and close physical access to InterDealer support staff
▪	Redundant switches, firewalls, routers, and VPN services
▪	Redundant servers for operation of all Server Software Components (as defined below) of the System Licensed Software
▪	Redundant electrical power to all server power supply components

▪	Real-Time replication of data between primary and backup components including data bases and all trade/customer information.
▪	Redundant Citrix Secure Gateway and Microsoft Web Servers
▪	Redundant SQL Server databases with real-time proprietary replication to a backup SQL Server located in the same co-location facility
▪	Redundant domain controllers
▪	Additional data retention safeguards to store all system data to disk
▪
Sufficient third-party software licensing (e.g. Citrix, SQL Server, VM Ware, Microsoft  Terminal Server, MS SQL Server, MS Windows Server to accommodate required access and use of the System Licensed Software (except for the operating system licenses of client PCs)

Technical Support Services

InterDealer shall provide technical support services (“Maintenance Services”) to problems reported to InterDealer (with such individual incidents or problems hereinafter referred to as “Trouble Tickets”) after notification by Bonds.com.

Bonds.com shall provide detailed explanation of behaviors or results related to software defects (“Bugs”) and describe reasonable information to enable InterDealer staff to re-create the problem.

InterDealer shall use reasonable efforts to correct or circumvent any non conformance between the System Licensed Software and the documentation or specifications, where such non conformance has been notified by Bonds.com to InterDealer and has been described in sufficient detail in order for the InterDealer to identify and replicate the non conformance.

Notification of each Trouble Ticket shall be sent to InterDealer’s Support E-Mail system with a follow-up phone call to the InterDealer support help desk, and if necessary, direct calls to on-call InterDealer staff to ensure proper receipt of notification by InterDealer. Bonds.com shall call InterDealer first for all I-1 Trouble Tickets.  InterDealer shall endeavor to respond immediately to all I-1 Trouble Tickets.

Trouble Tickets will be classified as follows:

Class	Definition	Response
I-1
A problem with the System Licensed Software or Operating Environment has resulted in Bonds.com’s inability to execute or book trades and or causes the inability of Bonds.com client to view, enter trades or effectively interact with the platform

InterDealer’s technical support staff will respond immediately and with a response time of no greater than 5 minutes notice of the problem and will attempt to resolve the issue. Within 25 minutes or less, InterDealer’s on-call developers and/or senior system administrators will be contacted, and InterDealer shall continue its efforts without interruption to resolve the problem or provide a workaround using all available and relevant resources

I-2
A problem with the System Licensed Software or Operating Environment has resulted in System Licensed Software being partially inoperable which is having an overall major effect on Bonds.com’s business or client. Bonds.com will be able to book or execute trades but otherwise use major functions only in a restricted or inefficient manner

InterDealer’s technical support staff will respond within 15 minutes notice of problem  and will attempt to resolve the issue.  Within 25 minutes or less, InterDealer’s on-call developers and/or senior system administrators will be contacted. InterDealer shall continue its efforts without interruption to resolve the problem, provide a workaround, or identify a safe course of action to take after trading hours using available and relevant resources

I-3
A problem with the System Licensed Software or Operating Environment results in an overall minor effect on Bonds.com’s business or client, causing inconvenience and incurring increased effort to work around the problem.  Trade execution and trade booking is possible but certain functions may not be able to be completed efficiently.

InterDealer will respond by 12 PM New York time on the same trading day or within one hour if notified after 12 PM New York time.

InterDealer will work to provide a fix or workaround for deployment during the next weekend or scheduled maintenance time.

I-4	The incident is either a general inquiry on the System Licensed Software or Operating Environment or a minor problem of a cosmetic nature.
InterDealer will respond within 24 hours and will work to resolve the problem with an explanation of how to use a specific feature, documentation changes or other fixes to be deployed in future releases or scheduled maintenance periods.

Trading Hours

All hours and trading days Bonds.com is open for trading within Bonds.com’s Intermediary Business, generally 7:00 AM until 6:00 PM New York time. This is subject to change as the business grows internationally.

Staffing

InterDealer shall provide staffing sufficient to provide the technical support services.

At a minimum, InterDealer shall have the following staff available during trading hours:

▪	Two Technical Support Staff with skills to provide system-level diagnostics, user administration, monitoring, dba support, restart of Server Software Components
▪	On-call senior developer
▪	On-call Citrix, web engineers and systems administrator

Automated Monitoring Tools

InterDealer will operate and make use of custom or third-party monitoring software that notifies support staff in the event of:

▪	Insufficient hard disk space
▪	Loss of network connectivity between Client Software or Server Software Components
▪	Application-level exceptions
▪	SQL Server exceptions
▪	STP Transactions not downloaded by Bonds.com’s customers
▪	Excessive memory or CPU utilization

Performance Targets: To be reviewed and upgraded on a systematic basis

InterDealer will use commercially reasonable efforts to ensure that the Operating Environment and System Licensed Software meet the following performance targets at all times during trading hours:

▪	Execution of a trade: Less than [***] based upon a hit or lift
▪	Distribution of a new price to any user within the same metropolitan area as the primary co-location facility: Less than [***]
▪	Messages per second: > [***]
▪	Trades per second: > [***]
▪	Trades per minute: > [***]
▪	Quotes per second: > [***]
▪	System Login at the point the Raptor Client first appears in the Citrix session ([***] seconds)
▪	Round trip network times between Client Software and RaptorMatch: < [***] msec
▪	Round trip network times between Citrix Client and Citrix MPS Servers: < [***] msec

EXHIBIT D

NECESSARY THIRD PARTY ITEMS

1.	Windows Server and Web Server components
2.	Microsoft SQL Server
3.	Citrix Metaframe Presentation Server

EXHIBIT E

BOND E-TRADING COMPETITORS

[***]